UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant  ☐
Filed by a Party other than the Registrant  ☒

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

PartnerRe Ltd.
(Name of Registrant as Specified In Its Charter)

EXOR S.p.A.
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On June 3, 2015, EXOR S.p.A. (“EXOR”) issued the following press release, which included an FAQ with respect to PartnerRe Ltd.’s preferred shares:

  Turin, June 3, 2015

PRESS RELEASE

EXOR Files Definitive Proxy Materials with SEC to Solicit PartnerRe Shareholders to Vote AGAINST the Inferior AXIS Transaction

EXOR Asks Court to Release PartnerRe Beneficial Owner Lists
after Request Refused by PartnerRe

EXOR to Ensure PartnerRe Shareholders Can Make Informed Decision
about the Company’s Future

EXOR S.p.A. (“EXOR”; EXO.IM), one of Europe’s leading listed investment companies and the largest shareholder of PartnerRe Ltd. (“PartnerRe”; NYSE:PRE), announces that it has filed a definitive proxy statement with the United States Securities and Exchange Commission (SEC) in opposition to the proposed inferior merger transaction with AXIS Capital Holdings Limited (“AXIS”) which is recommended by the PartnerRe Board. This enables EXOR to communicate directly with PartnerRe shareholders with regards to EXOR’s superior all-cash $137.50 per share binding offer for PartnerRe and to solicit them to vote AGAINST the AXIS transaction.

Mailing of EXOR’s proxy materials will begin immediately but shareholders seeking copies of the proxy statement or with questions about the EXOR offer or voting their shares can contact EXOR’s proxy solicitor, Okapi Partners LLC, at info@okapipartners.com or toll free at (877) 796-5274 (banks and brokerage firms should call +1 (212) 297-0720). Information about EXOR’s offer and access to proxy materials are also available at www.exor-partnerre.com.

In addition, on June 1, 2015 EXOR filed a lawsuit in the Supreme Court of Bermuda seeking to obtain customary beneficial ownership information from PartnerRe in order to facilitate direct communication with PartnerRe shareholders so that they are fully and correctly informed of their options. The lawsuit details that despite EXOR’s reasonable and customary request, PartnerRe has thus far refused to share the shareholder lists, further evidencing the intention of PartnerRe’s Board to protect an inferior transaction with AXIS to the detriment of its shareholders, employees and clients.

EXOR believes PartnerRe shareholders deserve the opportunity to evaluate the EXOR offer properly and is committed to ensuring shareholders can exercise their rights and make an informed decision, based on fact, with regards to the future of PartnerRe. To this end, in the attached FAQ document for preferred shareholders, EXOR sets the record straight with regards to a number of the misleading statements made by the PartnerRe Board about the EXOR offer. EXOR intends to address these and other misleading statement made by PartnerRe in future communications and directly with PartnerRe shareholders.

In summary, the benefits of EXOR’s offer for PartnerRe are:

Common shareholders:
•	A 10% premium to the implied value of the AXIS transaction*
•	Certainty of an all cash offer, with dividends paid until closing
•	A speedy process expected to close by the end of 2015

Preferred shareholders:
•	A financially robust PartnerRe with no change to its debt level and therefore no expected change to the current BBB rating of its preferred securities
•	No change to their status – they remain part of a standalone PartnerRe with current terms, rights, listing and registration requirements all maintained
•	The security of EXOR’s commitment to a capital distribution policy more conservative than both the previous practices of PartnerRe and the policy outlined in the AXIS transaction, with no special dividends or exceptional payouts
•	A parent company with significant financial resources ($15 billion net asset value) and a conservative approach to leverage (Loan-To-Value to remain below 25% and to be reduced below 20% soon after completion of the transaction)

Employees:
•	Significantly greater security since achieving savings through redundancies is not a feature of EXOR’s offer. There is no complicated integration process with EXOR.
•	Continuity of senior management – PartnerRe will remain an independent company, operated by the same outstanding management team
•	The opportunity to continue to grow PartnerRe as a standalone, leading, pure-play reinsurer, without the pressures of being a public company

As July 24, 2015 has now been set for the PartnerRe shareholder meeting to vote on its proposed AXIS transaction, EXOR has extended the outside date on which its binding offer is valid to July 26, 2015. This ensures that EXOR’s offer is available to PartnerRe if PartnerRe shareholders vote down the proposed AXIS transaction.

* Based on AXIS’ unaffected closing share price of $52.14 on 5/5/2015 (last closing price prior to takeover speculation for AXIS if the AXIS Agreement is terminated)

FAQ: PARTNERRE PREFERRED SHAREHOLDERS
Set forth below are certain Frequently Asked Questions regarding the proxy statement filed with the United States Securities and Exchange Commission (“SEC”) on Schedule 14A by EXOR S.p.A. (the “Proxy Statement”) with regard to a solicitation of proxies to vote “AGAINST” certain proposals that are described in the proxy statement/prospectus (“PartnerRe/AXIS Proxy Statement/Prospectus”) contained in the Registration Statement on Form S-4 filed by PartnerRe Ltd. (“PartnerRe”).  Capitalized terms used below and not otherwise defined herein shall have the meanings ascribed thereto in the Proxy Statement.

1.	How will the leverage of PartnerRe following the EXOR transaction compare to the leverage profile following the AXIS transaction?
In its presentation of June 1, PartnerRe stated that the leverage of PartnerRe under EXOR ownership would increase to >40%. This calculation is incorrect and misleading.
In fact, the leverage of PartnerRe will actually be lower under the EXOR transaction than under the AXIS transaction:
-	At closing of the EXOR transaction, the pro forma (Debt & Preferred) / Total Capitalization Ratio of PartnerRe is expected to be approximately 20%.
-	At closing of the AXIS transaction, the pro forma (Debt & Preferred) / Total Capitalization Ratio of the amalgamated AXIS / PartnerRe is expected to be approximately 23%, an increase from PartnerRe’s standalone leverage.
In addition to having a lower leverage ratio, PartnerRe would have significantly less debt under the EXOR transaction, at $800 million compared with $1.8 billion following the AXIS transaction.
2.	Will EXOR require that PartnerRe pay an extraordinary dividend either at closing or in the future?
No.  EXOR will not require any extraordinary dividend in connection with the closing, and plans to implement a capital distribution policy to common shareholders significantly more conservative than PartnerRe’s recent practice, thereby retaining more capital and preserving and enhancing the financial strength of PartnerRe in the future.
In contrast, if the AXIS transaction is approved, AXIS has already committed to implementing an aggressive $3.5 billion capital distribution policy to common shareholders at the expense of PartnerRe preferred shareholders:
-	PartnerRe is to pay a pre-closing special cash dividend to its common shareholders in excess of $560 million
-	A further $750 million to be returned to the combined company common shareholders immediately after closing
-	An additional $2.2 billion to be paid to common shareholders in the form of buybacks and dividends through year-end 2017 – equivalent to 100% of operating earnings.
The commitment to this level of capital distributions, far in excess of reinsurance industry peers, and since future operating results are unknown, is an unsound capital management policy.
As a result of the higher leverage and the aggressive capital distribution policy to common shareholders resulting from the AXIS transaction, should catastrophe losses or investment losses occur in the amalgamated entity, EXOR believes there is risk that the preferred securities will be downgraded.

3.	Will the EXOR transaction pose greater risks to PartnerRe’s preferred shareholders?
No, under EXOR ownership, PartnerRe will remain an independent company, conservatively operated by its current, outstanding management team.
Conversely, the AXIS Transaction is riskier for PartnerRe Preferred Shareholders because their securities will remain outstanding in an amalgamated Company with higher leverage, increased business risks and more aggressive capital management than the EXOR transaction.
In addition to higher financial leverage, the AXIS transaction will expose Preferred Shareholders to substantial execution risks associated with a large scale, complex integration process, where the termination of employees (including at the senior management level of PartnerRe) to achieve aggressive targeted synergies will be disruptive to the business and its future earnings.
The AXIS transaction also exposes PartnerRe Preferred Shareholders to the risk of client losses because: (i) AXIS effectively competes with most of PartnerRe’s existing client base, who may decide to end their relationship with PartnerRe and (ii) the PartnerRe brand will be discontinued.
4.	Will there be any change in the ratings of the PartnerRe preferred securities following the EXOR transaction?
No.  A financially robust PartnerRe with no change to its debt level and a more conservative capital distribution policy than PartnerRe’s recent practice is expected to maintain (and potentially enhance over time) the current BBB rating of its preferred securities.
5.	Does EXOR’s financing of the acquisition impact the PartnerRe preferred securities?
No.  The EXOR Binding Offer does not rely on incurring new debt at, or declaring any extraordinary dividends from, PartnerRe.  There will be no impact on the existing financial strength or capital structure of PartnerRe.
Financing for the EXOR Binding Offer is being arranged by the parent company, EXOR S.p.A, with investment grade facilities whose interest costs do not require any extraordinary dividends from PartnerRe.  S&P has already affirmed EXOR’s rating of BBB+, in the event the proposed PartnerRe acquisition is consummated.
Following completion of the EXOR’s proposed transaction, EXOR’s Loan-To-Value (“LTV”) ratio will remain below 25%, reflecting its conservative approach to leverage and a solid investment grade rating.  EXOR intends to reduce the LTV ratio to below 20% shortly after the completion of the transaction.

6.	What would an acquisition by EXOR mean for PartnerRe Preferred Shareholders?
In the EXOR transaction, PartnerRe Preferred shares will remain outstanding in exactly the same way as under the AXIS transaction, but in a stronger and safer company that better protects the Preferred Shareholders’ investment.
PartnerRe preferred equity securities will remain outstanding with current terms and rights and continued listing and registration requirements under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). There will be no difference in tax treatment to Preferred Shareholder between the EXOR transaction and the AXIS transaction.
In addition, PartnerRe would become a subsidiary of EXOR, one of Europe’s leading listed investment companies, with a global presence in several sectors and industries, and a net asset value of approximately of $15 billion (significantly higher than the pro-forma equity capitalization of the AXIS/PartnerRe merged entity). EXOR, with a successful track record of supporting its portfolio companies over the past 100 years, has significant financial resources to support PartnerRe’s future growth and financial strength and creditworthiness.
7.	Why is the Partner Re Board of Directors recommending to vote in favor of the AXIS transaction?
The PartnerRe Board of Directors recommendation to vote in favor of the inferior AXIS transaction is an attempt to protect the outcome of a flawed process, where three non-executive directors of PartnerRe (the “Transaction Committee”): (i) negotiated AXIS takeover of PartnerRe at a discount to PartnerRe’s then trading value; (ii) excluded the former CEO of PartnerRe or any of the Company’s financial advisors from the decision to commence that negotiation or from the negotiations of key economic terms including value and exchange ratio; (iii) left PartnerRe shareholders in an extremely weak position by announcing the AXIS transaction along with the PartnerRe CEO’s resignation; (iv) named one of three non-executive directors as PartnerRe “interim CEO” granting him a material personal economic incentive tied to the successful completion of the AXIS transaction and (v) secured for themselves a continuing role in the AXIS/PartnerRe combined entity, including Chairmanship.
8.	What steps should PartnerRe Preferred Shareholders take to protect their investment?
The AXIS transaction will be decided based on a majority of the votes cast by holders of Common Shares and Preferred Shares voting together as a single class at a Special General Meeting of PartnerRe Shareholders on July 24, 2015.
EXOR strongly recommends Preferred and Common Shareholders to vote “AGAINST” the AXIS transaction to protect the value of their investment.
PartnerRe shareholders who have questions about voting their shares should call Okapi Partners LLC toll free at (877) 796-5274 (banks and brokerage firms should call +1 (212)-297-0720).

ABOUT EXOR

EXOR is one of Europe’s leading investment companies and is controlled by the Agnelli family. It is listed on the Milan Stock Exchange and has a market capitalization of approximately $12 billion and a net asset value of approximately $15 billion. For over a century EXOR has made successful investments, including more recently the acquisition of Chrysler by Fiat, creating the world’s seventh largest car producer (“FCA”) with a $20 billion market capitalization.

EXOR focuses on long-term investments in profitable global companies, primarily in Europe and the United States, that benefit from its strong permanent capital base. In addition to FCA, its principal investments include CNH Industrial, the fourth largest global capital goods company (with a $12 billion market capitalization), and Cushman & Wakefield, the world’s largest private commercial real estate services company.

FOR FURTHER INFORMATION

Investors:
EXOR Investor Relations
Fabiola Portoso
+39 011 509 0345
ir@exor.com

Okapi Partners LLC is assisting EXOR with its efforts to solicit proxies. PartnerRe shareholders who have questions about voting their shares should call Okapi Partners LLC toll free at (877) 796-5274 (banks and brokerage firms should call +1 (212) 297-0720).

Okapi Partners
Bruce H. Goldfarb / Pat McHugh / Jon Einsidler / Lydia Mulyk
info@okapipartners.com

Media:
EXOR Media Relations
Andrea Griva
+39 011 509 0318
media@exor.com

StockWell Communications
Philip Gawith / Richard Holloway / Laura Gilbert
+44 20 7240 2486
exor@stockwellgroup.com

Abernathy MacGregor
Tom Johnson / Mike Pascale / Allyson Vento
+1 212 371-5999
exor@ABMAC.com

Community
Auro Palomba / Marco Rubino
+39 02 8940 4231
milano@communitygroup.it

FORWARD-LOOKING STATEMENTS

Certain statements and information contained in this communication that are not statements or information of historical fact constitute forward-looking statements, notwithstanding that such statements are not specifically identified as such. These statements may include terminology such as “may”, “will”, “expect”, “could”, “should”, “intend”, “commit”, “estimate”, “anticipate”, “believe”, “remain”, “on track”, “design”, “target”, “objective”, “goal”, “forecast”, “projection”, “outlook”, “prospects”, “plan”, “intend”, or similar terminology, including by way of example and without limitation plans, intentions and expectations regarding the proposal to acquire PartnerRe, the financing of a potential transaction, and the anticipated results, benefits, synergies, earnings accretion, costs, timing and other expectations of the benefits of a potential transaction.

Forward-looking statements are related to future, not past, events and are not guarantees of future performance. These statements are based on current expectations and projections about future events and, by their nature, address matters that are, to different degrees, uncertain and are subject to inherent risks and uncertainties. They relate to events and depend on circumstances that may or may not occur or exist in the future, and, as such, undue reliance should not be placed on them. Actual results may differ materially from those expressed in such statements as a result of a variety of factors, including changes in general economic, financial and market conditions and other changes in business conditions, changes in commodity prices, the level of demand and financial performance of the major industries our portfolio companies serve, changes in regulations and institutional framework (in each case, in Italy or abroad), and many other factors, most of which are outside of the control of EXOR. EXOR expressly disclaims and does not assume any liability in connection with any inaccuracies in any of these forward-looking statements or in connection with any use by any party of such forward-looking statements. Any forward-looking statements contained in this communication speak only as of the date of this communication.

EXOR undertakes no obligation to update or revise its outlook or forward-looking statements, whether as a result of new developments or otherwise. Names, organizations and company names referred to may be the trademarks of their respective owners. This communication does not represent investment advice neither a solicitation, nor a recommendation nor an invitation, nor an offer for the purchase or sale of financial products and/or of any kind of financial services as contemplated by the laws in any country or state.

IMPORTANT INFORMATION FOR INVESTORS AND SHAREHOLDERS

This communication does not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities or a solicitation of any vote or approval. EXOR has filed a proxy statement (the “Proxy Statement”) with the SEC in connection with the upcoming special meeting of the shareholders of PartnerRe at which the PartnerRe shareholders will consider certain proposals regarding the proposed transaction with AXIS (the “Special Meeting Proposals”).

This material is not a substitute for the Proxy Statement that EXOR has filed with the SEC or any other documents which EXOR may send to its or PartnerRe’s shareholders in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. All such documents, when filed, are available free of charge at the SEC’s website (www.sec.gov) or by directing a request to EXOR through the investor contacts listed above.

PARTICIPANTS IN THE SOLICITATION

EXOR and its directors, executive officers and other employees may be deemed to be participants in any solicitation of shareholders in connection with the Special Meeting Proposals. Information regarding EXOR’s directors and executive officers is available in EXOR’s public announcements and filings with Consob and the Borsa Italiana, which can also be found at www.exor.com.  Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is available in the Proxy Statement.

While EXOR’s legal advisors and PartnerRe’s legal advisors were satisfied that the tax treatment under the two transactions are the same, as indicated in the PartnerRe/AXIS Proxy Statement/Prospectus, this discussion also does not address the tax consequences to holders of PartnerRe preferred shares that receive surviving company shares in the amalgamation or the merger. Holders of PartnerRe preferred shares are urged to consult their tax advisors as to the United States federal, state, local and non-United States tax consequences to them of participating in the amalgamation, some of which are uncertain and may depend on such holders’ individual circumstances.